Exhibit 1(e)

                              MUNIYIELD FUND, INC.
                         Articles Supplementary creating

                five series of Auction Market Preferred Stock (R)

         MUNIYIELD FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has reclassified 5,000 authorized and unissued shares of common stock of the Corporation as additional preferred stock of the Corporation and has authorized the issuance of preferred stock, par value $.10 per share, liquidation preference $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

         SECOND: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such preferred stock shall be identical to the 5,000 shares of Auction Market Preferred Stock previously reclassified and authorized by the Board of Directors pursuant to Articles Supplementary dated December 19, 1991 and filed on December 20, 1991 with the Maryland State Department of Assessments and Taxation, as amended by Articles of Amendment to Articles Supplementary filed on November 13, 1992. Accordingly, these Articles Supplementary hereby incorporate by reference such previously filed Articles Supplementary beginning with the section entitled "DESIGNATION"

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(R) Registered trademark of Merrill Lynch & Co., Inc.


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and continuing until the end of the final section entitled "Securities
Depository; Stock Certificates," with the following exception:

         At page 2, in the section entitled "DESIGNATION," strike out "a date to be determined by the Board of Directors of the Corporation" and insert in lieu thereof the date " Dec. 1, 1994";

         IN WITNESS WHEREOF, MUNIYIELD FUND, INC. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts herein set forth with respect to approval are true in all material respects, all on Nov. 30, 1994.

                                             MUNIYIELD FUND, INC.


                                             By /s/ Vincent R. Giordano
                                                ----------------------------
                                                Name: Vincent R. Giordano
                                                Title: Senior Vice President


Attest:

/s/ Mark B. Goldfus
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Name: Mark B. Goldfus
Its: Secretary